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                                                                      Exhibit 15

                            BRANDPARTNERS GROUP, INC.

                                     FORM OF
                             STOCK OPTION AGREEMENT

            OPTION AGREEMENT, made as of the 26th day of March, 2002, between BrandPartners Group, Inc., a Delaware Corporation (hereinafter referred to as the "Company") and Jeffrey S. Silverman, an employee of the Company or one or more of its Related Companies (hereinafter called the "Employee").

            The Company has adopted the 2001 Stock Incentive Plan (hereinafter referred to as the "Plan") to encourage key employees and officers of the Company and its Related Companies to become stockholders of the Company or to increase their stockholdings in the Company. All capitalized terms used herein without definition are used as defined in the Plan.

            NOW, THEREFORE, for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

            1. GRANT OF OPTIONS. The Company hereby grants to the Employee pursuant to the Plan the right and option (hereinafter referred to as the "Option") to purchase from the Company all or any part of an aggregate of 1,500,000 shares of the common stock of the Company, $.01 par value (hereinafter referred to as "Common Stock"), on the terms and conditions set forth in this Agreement and the Plan, such number of shares of Common Stock to be subject to adjustment as provided in paragraph 8 hereof.

            2. PURCHASE PRICE. The purchase price (hereinafter referred to as the "Option Price") of the shares of Common Stock covered by the Option shall be $1.10 per share, subject to adjustment as provided in paragraph 8 hereof.

            3. DURATION AND VESTING OF OPTION. The Option granted hereunder shall be for a period of five (5) years from the date hereof, subject to earlier termination as provided in paragraph 6 hereof. The Option may be exercised at any time or from time to time prior to such expiration or termination, as to any part of or all of the shares of Common Stock covered thereby; provided, however, that 500,000 shares covered by the Option are immediately exercisable, an additional 500,000 shares covered by the Option shall become exercisable on and after January 1, 2003, and the remaining 500,000 shares covered by the Option shall become exercisable on and after January 1, 2004.

The rights to exercise Options as aforesaid shall be cumulative. In the event of a Change of Control of the Company (as defined in the Plan) the right to exercise the Option shall be accelerated in accordance with the terms of the Plan.

            Except as provided in paragraphs 6 and 7 hereof, the Option may not be exercised unless the Employee at the time of such exercise is an employee of the Company or of a Related Company and shall have been continuously so employed since the date hereof. Absence on permitted leave from the Company or any Related Company, or a change of employment from any Related Company to any other Related Company or to the Company, or such change from employment by the Company to any of its Related Companies, shall not be considered an interruption of employment for the purposes of this Agreement.


            4. NONTRANSFERABILITY. The Option shall not be assignable or transferable other than by will or the laws of descent and distribution. The Option shall be exercisable during the lifetime of the



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Employee only by the Employee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

            Notwithstanding the aforesaid, except for Options that are "incentive stock options" as defined in the Internal Revenue Code of 1986, as amended, the Option may be transferred by the Employee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or
(iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer and (y) subsequent transfers of the transferred Options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, the Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.

            5. EMPLOYMENT. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continued employment by the Company or any Related Company. Nothing in this Agreement or in the Plan shall limit the right of the Company or any Related Company to terminate the employment of the Employee or to reduce or change his or her compensation at any time and from time to time.

            6. TERMINATION OF EMPLOYMENT. In the event the employment of the Employee with the Company and/or the Related Company by which he or she is employed ceases (other than as a result of a leave of absence approved by the Company or a Related Company or by reason of the Employee's death or physical disability), all rights to purchase shares pursuant to the Option shall forthwith cease and terminate, except that, for a period of three months after the termination of his or her employment, the Employee shall have the right to exercise the Option with respect to those shares which he or she had a right to purchase as of the date of termination. If such termination results from physical disability, then the right to exercise the Option shall accelerate and the Employee shall have the right to exercise the Option in full for a period of twelve (12) months after the date of the date of his termination of employment or until the expiration date of the Option, if sooner.

            7. DEATH OF EMPLOYEE. In the event of the death of the Employee while he or she, whether or not he or she is in the employ of the Company or any Related Company, (or within three months subsequent to the termination of his or her employment) the Option or unexercised portion thereof shall be exercisable in full at any time prior to the expiration date of the Option, in accordance with the terms of the Option, but only by the person or persons to whom such Employee's rights under the Option shall pass by the Employee's will or by laws of descent and distribution of the state of his or her domicile at the time of his or her death.

            8. ADJUSTMENTS. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, reclassification, Common Stock dividend, Common Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock after the date hereof, an appropriate substitution or adjustment shall be made in the number of shares subject to the Option and to the Option Price; provided, however, that such adjustment shall not increase the aggregate value of the Option, no fractional shares shall be issued, and the aggregate Option Price shall be appropriately reduced on account of any fractional shares.

            9. EXERCISE OF OPTION. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its principal office which is now located at 777 Third Avenue, New York, New York. Such notice shall state the election to exercise the Option and the number of shares in respect of which it shall be exercised, and shall be signed by the person or persons so exercising the Option. In the event that the Option shall be exercised pursuant to paragraph 7 hereof by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option, as may be reasonably required by the Company and its counsel. The notice of exercise shall be accompanied by payment of the full purchase price of the shares being purchased in cash or cash equivalents, in shares of Common Stock which have been owned by the Employee for at least six months, or in any combination thereof. The Employee shall have the right to instruct the Company to withhold a portion of his Option shares to meet the minimum obligations for tax withholding upon exercise of the Option. In the alternative, the Employee may tender previously owned shares to the Company


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to satisfy such tax withholding obligation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered, as provided above, to or upon the written order of the person or persons exercising the Option as soon as practicable (except as otherwise provided below in this paragraph 9) after the due and proper exercise of the Option. The holder of the Option shall not have any rights of a stockholder with respect to the shares covered by the Option unless and until the certificate or certificates for such shares shall have been issued and delivered to him or her. It is expressly understood that, notwithstanding anything contained in this Agreement to the contrary, (1) the time for the delivery of the certificate or certificates of Common Stock may be postponed by the Company for such period as may be required by the Company to comply with any listing requirements of any national securities exchange or to comply with any applicable State or Federal law, and (2) the Company shall not be obligated to sell, issue or deliver any shares as to which the option or any part thereof shall have been exercised unless such shares are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

            10. MISCELLANEOUS. Notwithstanding anything to the contrary contained in this Agreement, the Option shall constitute, to the extent permissible, and be subject to all applicable provisions relating to "incentive stock options" as defined in the Internal Revenue Code of 1986, as amended, and in the event of any conflict between the terms of this Option and the provisions of said Code, then the provisions of said Code shall apply.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereof thereunto duly authorized, and the Employee has hereunto set his or her hand, all as of the day and year first above written.

                                    BRANDPARTNERS GROUP, INC.



                                    By:
                                         -----------------------


                                    ---------------------------
                                                Employee



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